Exhibit 10.60
Summary of Compensation Arrangements with Non-Employee Directors, including the Non-Executive Chairman
(As of August 15, 2009)
The following summarizes, as of August 15, 2009, the current cash compensation and benefits received by the Company’s non-employee directors, including Mr. Fernandez, the Company’s Non-Executive Chairman of the Board of Directors (the “Chairman”). The following is a summary of existing oral, at will, arrangements, and does not provide any additional rights.
Retainer Fees
The Company pays non-employee directors who serve as committee chairpersons $85,000 per year and all other non-employee directors $70,000 per year. The Chairman also receives an additional $250,000 in cash for his or her role as Chairman (the “Chairman’s Retainer”).
Non-employee directors also receive the following fees for attendance at meetings:
•	For committee meetings held in conjunction with regular Board meetings, committee chairpersons who attend in person (or who participate by telephone because of illness or the inability to travel) will receive $1,750 and committee members who attend in person (or who participate by telephone because of illness or the inability to travel) will receive $1,500;

•	For special committee meetings (not held in conjunction with regular Board meetings), committee chairpersons who attend in person or who participate by telephone will receive $1,750 and committee members who attend in person or who participate by telephone will receive $1,500; and

•	For special Board meetings, all non-employee directors who attend in person or who participate by telephone will receive $1,500.
All non-employee directors are entitled to receive reimbursements of expenses for all services as a director, including committee participation or special assignments.
Directors Deferred Compensation Plan
Non-employee directors may defer all or a portion of their annual retainer, including the Chairman’s Retainer, and meeting attendance fees under the Directors Deferred Compensation Plan. With respect to amounts deferred, non-employee directors may choose from a variety of investment options, including Moody’s Average Corporate Bond Yield plus 1% for amounts deferred or matched prior to July 2, 2008 and Moody’s Average Corporate Bond Yield without the additional 1% for amounts deferred or matched on or after July 2, 2008. Such deferred amounts will be credited with investment gains or losses until the non-employee director’s retirement from the Board or until the occurrence of certain other events.
Non-Employee Directors Stock Plan
The 2005 Non-Employee Directors Stock Plan provides for grants of stock options, restricted stock, restricted stock units and elected shares in lieu of a portion of the annual retainer.
Options. Under the Plan, non-employee directors are eligible to receive stock options at the discretion of the Board. The size of individual grants and vesting terms will be set by the Board at the time of grant.
Elected Shares. The Plan also permits each non-employee director to elect to receive up to one-half of his or her annual retainer in Common Stock, in which case the Company will provide a matching grant of 50% of the number of shares received as a portion of the retainer. The portion of the annual fee represented by the Chairman’s Retainer is not currently eligible for the election and matching grant described in this paragraph.
Restricted Stock. Under the Plan, the Board is authorized to issue restricted stock and restricted stock units to non-employee directors on terms set forth in the Plan.
The Directors Deferred Compensation Plan and Non-Employee Directors Stock Plan, as amended, have been filed as exhibits to the Company’s Exchange Act filings. Additional information regarding these plans, and the Company’s proposed 2009 Non-Employee Directors Stock Plan, will be included in the Company’s 2009 Proxy Statement.